Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of January 3, 2005, by and between DTS Digital Images, Inc. (the “Company”), an indirect wholly owned subsidiary of Digital Theater Systems, Inc., a Delaware corporation (“DTS”), and Michael Inchalik (“you” or “Employee”) with reference to the following facts:

WHEREAS, concurrently with the execution and delivery of this Agreement, DTS is acquiring from the Employee all of Employee’s shares of common stock of Lowry Digital Images, Inc. pursuant to the terms of an Agreement and Plan of Merger made as of the date hereof (the “Merger Agreement”).  The Merger Agreement requires that this Agreement be executed and delivered by each of the Company and Employee as a condition to the consummation of the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the various, covenants and agreements hereinafter set forth, and other good and valuable consideration, the parties hereto agree as follows:

1.             Term of Employment.  The Company hereby agrees to employ Employee, and Employee accepts such employment, subject to the terms and conditions of this Agreement.  The initial term of this Agreement shall commence as of the date hereof and shall run for a period of 36 months, unless sooner terminated, and shall automatically renew thereafter for one additional 12-month period, without further action of any kind by the parties, unless notice of non-renewal is given by either party within 30 days of the end of the initial 36-month term, or unless this Agreement is otherwise terminated in accordance with its terms (the “Term”).  The phrase “term of Employee’s employment hereunder” shall mean the period of thirty-six (36) months extending from the date of this Agreement or the 12-month period extending from the date of the renewal period, as applicable, unless you are terminated for “cause”, as defined herein, whereupon the “term of Employee’s employment hereunder” shall be from the date of this Agreement until the date of termination for cause.

2.             Duties.  You agree to serve the Company as Vice President-Strategy and Business Development or in such other capacity as the Company may from time to time require.  Your duties will include such duties as are customarily performed by vice presidents for companies similar to the Company, and such other duties as are specified by the Chief Executive Officer of the Company (the “CEO”).  During the Term of this Agreement, you will devote substantially full time to, and use your best efforts to advance, the business and welfare of the Company.  You shall report directly to Jon Kirchner, or to his designee.

3.             Salary and Benefits.

(a)           Salary.  For the term of your employment hereunder, the Company shall pay you a salary at the rate of $185,000 per year, payable biweekly and subject to payroll deductions as may be necessary or customary in respect of the Company’s salaried employees in general (“Base Salary”).

(b)           Vacations.  You shall be entitled to three weeks paid vacation during each 12-month period that you are employed by the Company pursuant to the terms of this

Agreement.  Vacation shall accrue biweekly on a pro-rata basis.  Any unused pro-rata portion (not to exceed 120 hours of accumulation) of your annual paid vacation shall be paid to you upon termination of this Agreement for any reason.

(c)           Annual Bonus, Incentive, Savings and Retirement Plans.  You shall be entitled to bonuses as deemed appropriate by the CEO.  You shall also be entitled to participate in all annual bonus, incentive, stock option, savings and retirement plans, practices, policies and programs applicable generally to employees of DTS of a senior staff level (“Similar Employees”).

(1)           Stock Options.  As of the date hereof, you shall be granted options (“Options”) to purchase up to 20,000 shares of DTS common stock pursuant to the DTS 2003 Equity Incentive Plan.  The terms of such options shall be set forth in a Stock Option Agreement, the form of which is attached hereto.

(2)           Incentive Plan.  You shall be entitled to participate in Company Incentive Plans as applicable generally to Similar Employees and as determined by the CEO.  You shall be entitled to bonuses as deemed appropriate by the CEO with respect to the realization of the Company’s Incentive Plan objectives.

(3)           Annual Bonus.  You shall be entitled to participate in the annual bonus plan as applicable generally to Similar Employees and as determined by the plan and the CEO.  Although your targeted bonus each year shall equal 25% of your Base Salary, your right to receive any bonus shall be in the sole discretion of the Company.

(4)           Savings and Retirement Plans.  You shall be entitled to participate in savings and retirement plans and any other practices, policies and programs applicable generally to Similar Employees and as determined by the CEO.

(d)           Welfare Benefit Plans.  You shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to Similar Employees.  Benefit coverage is subject to change at the Company’s election, including but not limited to changes that result in elimination of benefits or increased co-pay requirements.

(e)           Expenses.  The Company shall promptly reimburse Employee for reasonable out-of-pocket expenses incurred in connection with the Company’s business and the performance of Employee’s duties hereunder, subject to (i) such policies as the Company may from time to time establish for senior executives of the Company, and (ii) Employee furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

(f)            Other Benefits.  You shall be entitled to other benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to Similar Employees.

4.             Death or Disability of Employee.  If you die or become disabled prior to the termination or other expiration of this Agreement, your employment under this Agreement will automatically terminate.  “Disability” means any physical or mental illness that renders you unable to perform your agreed-upon services under this Agreement for 90 consecutive days or an aggregate of 120 days, whether or not consecutive, during any consecutive 12-month period.  Disability shall be determined by a licensed physician selected by the Company that is not affiliated with you or the Company.  In the event of your death or disability, the amounts due you pursuant to this Agreement through the date of your death or disability will be paid to you or your beneficiaries.

5.             Termination for Cause.  Your employment under this Agreement may be terminated immediately by the Company for “cause” (as such term is defined below).  If the Company alleges cause, it will specify in writing the reasons and you shall have ten (10) business days from the date such notice is given in which to cure such cause.  Absent such cure within the cure period, your employment shall be deemed terminated for cause on the date such notice was given.  Cause shall include, but not be limited to, the following:

(a)           Gross negligence or a material violation by you of any duty or any other material or repetitive misconduct or failure on your part;

(b)           Your conviction by or entry of a plea of guilty or no contest in a court of competent and final jurisdiction for any crime that is punished by imprisonment; or

(c)           Your commission of an act of fraud, whether prior to or subsequent to the date of this Agreement, upon the Company or any of its affiliates.

In the event of termination for “cause,” this Agreement will terminate, and your salary and unexercised stock options will terminate as of the date of termination for cause, beyond which point in time the Company shall have no further obligations to you whatsoever, unless otherwise required by law.

6.             Other Termination.

(a)           Severance Pay.  The Company may terminate this Agreement at any time and without cause at the Company’s sole discretion, effective five (5) days after notice to you.  Upon the termination of this Agreement for other than “cause”, or upon a termination of this Agreement by Employee for Good Reason (as defined below), the Company shall continue during the term of your employment hereunder to pay to you in monthly installments, as severance pay, your full Base Salary in effect at the time of such termination.  Your right to severance pay shall terminate in the event you breach any of the terms of Sections 7, 8 or 9 of this Agreement.

In the event of termination of this Agreement (A) by the Company for other than “cause” and other than upon your death or disability, or (B) by you for Good Reason, each Option (a) shall immediately vest and (b) shall be exercisable for two years from such termination (but not in excess of the specified maximum term of such Option).  You shall also be entitled to continue to receive such benefits as you are receiving at the time of termination of this Agreement, e.g.  health plans, etc., until the end of the term of your employment hereunder, unless otherwise required by law.

(b)           Termination by Employee.  You have the right to terminate your employment under this Agreement in the event (i) there is a reduction in, or failure to pay, the Base Salary or any other payments or benefits due to you hereunder, after receipt by the Company of written notice from you giving the Company at least 30 days in which to cure such reduction or failure; (ii) the Company commits a material breach of any of the terms of this Agreement, provided that with respect to any breach capable of being cured, only if such breach is not cured within 30 days of receipt by the Company of written notice from you; or (iii) the Company has filed for bankruptcy or is adjudged insolvent or has failed to make payments to creditors when due.  Any such termination by you shall be referred to as a termination for “Good Reason.”

(c)           Mitigation.  In the event of termination of this Agreement by the Company without cause or by you for Good Reason pursuant to this Section 6, you shall in good faith seek new employment in the Los Angeles area at a level commensurate with your duties and Base Salary hereunder.  Employee shall report to the Company on or before the first day of each month the status of obtaining such subsequent employment while receiving pay and other benefits pursuant to subsection 6(a) above.  If Employee while receiving pay pursuant to subsection 6(a) above, obtains employment with another employer or a consulting assignment, the Company thereafter and for the remainder of the term of Employee’s employment hereunder, may deduct from payments due Employee under this Agreement, the amount of salary and benefits or a consulting payments actually received by Employee as a result of such subsequent employment or a consulting assignment.  In the event Employee obtains subsequent employment or a consulting assignment, Employee shall report on a monthly basis, the amount of compensation paid and to be paid to Employee during the unexpired Term and the nature and type of benefits received.

(d)           Consulting.  During the period that Employee is receiving severance pay pursuant to subsection 6(a) above, Employee shall be available, subject to your other reasonable commitments or obligations made or incurred in mitigation of the termination of your employment, by telephone, email or fax, as a consultant to the Company and DTS, without further compensation, to consult with their respective officers and directors regarding projects and/or tasks as defined by the CEO or his designated representative.  It is agreed that eight (8) hours per week of consultation, shall be reasonable.

7.             Confidential Information.  You shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies (including but not limited to DTS), and their respective businesses, which you shall have obtained during your employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by you or your representatives in violation of this Agreement).  After termination of your employment with the Company, you shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it in writing.  You acknowledge that such actions could cause irreparable harm to the Company and that the Company, in addition to any other remedy, may obtain an injunction or other equitable relief to enforce this provision.  Furthermore, upon termination of this Agreement, you will promptly deliver to the Company all books, memoranda, records and written data in original form of every kind relating to the business and affairs of the Company that may then be in your possession, custody or control.

8.             Non-Compete.  As an inducement for DTS to enter into the Merger Agreement and as additional consideration for the consideration to be paid to Employee under the Merger Agreement, you agree that for the period commencing on the date of this Agreement and ending on the later of (i) the 36-month anniversary of the date hereof and (ii) the date on which you are no longer employed by the Company or any of its affiliates, except on behalf of the Company and its affiliates in accordance with this Agreement, you shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist, for compensation or otherwise, any person or entity in the United States that engages in or owns, invests in, operates, manages or controls any venture or enterprise that is a direct competitor of the Company or DTS; provided, however, that nothing contained in this Agreement shall be construed to prevent you from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if you are not involved, directly or indirectly, in the business of said corporation and if you and your affiliates collectively do not own more than an aggregate of 5% of the stock of such corporation, and such investment does not violate the DTS Insider Trading Policy.

9.             Non-Solicitation.  Without limiting the generality of the provisions of Section 8 above, you agree that, for the period commencing on the date of this Agreement and ending on the later of (i) the 36-month anniversary of the date hereof and (ii) the date on which you are no longer employed by the Company or any of its affiliates, except on behalf of the Company and its affiliates in accordance with this Agreement, you will not interfere with or disrupt or attempt to disrupt the business relationship of the Company or any of its affiliates with their respective customers or suppliers or solicit any of the employees of the Company or its affiliates to leave the employment of the Company or its affiliates.

10.           Inventions.  All processes, technologies and inventions relating to the Company’s business (collectively, “Inventions”), including new contributions, improvement, ideas, discoveries, trademarks copyrights and trade names (“Intellectual Property”), conceived, developed, invented, made or found by you, alone or with others, during the term of Employee’s employment hereunder, whether or not patentable and whether or not conceived, developed, invented, made, or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by you to the Company.  You shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to vest title to any such Inventions or other Intellectual Property in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions an other Intellectual Property.  The foregoing shall not apply, however, to an Invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those Inventions that either:  (i) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by you for the Company. You agree to promptly disclose in writing to your immediate supervisor, with a copy to the President of the Company, or to any persons designated by the Company, all Inventions made or conceived or reduced to practice or developed by you, either alone or jointly with others, during the term of your employment (whether prior to or following the execution of this Agreement).  You will also disclose to the President of the Company all things that would be Inventions if made during the term of your employment, conceived, reduced to practice, or developed by you within six (6) months of the termination of your employment with the Company.

11.           Miscellaneous.

11.1         Modification and Waiver of Breach.  No waiver or modification of this Agreement shall be binding unless it is writing signed by you and the Company.  No waiver of a breach of this Agreement shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

11.2         Notices.  All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, or mailed by nationally recognized express mail courier.  Notices and other communications served by express mail courier shall be deemed given 120 hours (subject to weekends and statutory holidays not included in the total hours) after deposit with such express mail courier duly addressed to whom such notice or communication is to be given, in the case of (a) the Company, 5171 Clareton Drive, Agoura Hills, California 91301, Attention: General Counsel, or (b) to you, to the address of record provided by you to the DTS Human Resources Department.  Either party may change their address for purpose of this Section by giving to the party intended to be bound thereby, in the manner provided herein, a written notice of such change.  You agree to promptly update the Human Resources Department with any changes to your contact information.

11.3         Counterparts.  This instrument may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  The parties agree that a signature delivered by facsimile transmission will be treated in all respects as having the same effect as an original signature.

11.4         Construction of Agreement.  This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of California.

11.5         Severability.  If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.  If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

11.6         Complete Agreement.  This instrument, together with the documents referenced in this Agreement, constitutes and contains the entire agreement and understanding concerning your employment and the other subject matters addressed in this Agreement between you and the Company, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.  This is an integrated document.

11.7         Third Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as expressly contemplated herein.

11.8         Non-Transferability of Interest.  None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee.  Any attempted assignment, transfer, conveyance, or other disposition (other than as set forth herein) of any interest in the rights of Employee to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

11.9         Other Agreements.  A condition of employment with the Company is your execution of a Confidentiality and Non-Disclosure Agreement, an Employee Invention Agreement, and the DTS Worldwide Business Conduct Policy.  Your failure to agree to these conditions and complete and execute these documents in a timely manner may result in your termination for cause.  You also understand and agree that, except as expressly provided in this Agreement, you are subject to all of the Company’s and DTS’s general business and human resources policies and procedures as they presently exist or as they may exist in the future, and to the extent that such policies and procedures are bona fide, reasonable, not contrary to law and otherwise consistent with the terms of the Agreement including the nature of your duties and responsibilities, and failure to abide by such provisions may result in your termination for cause.

11.10       Legal Advice.  You acknowledge and agree that you have obtained independent legal advice with respect to this Agreement and that you fully understand the nature and consequences of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

EMPLOYEE:

/s/ Michael Inchalik
Michael Inchalik

Address:	Address of Record with DTS Human Resources Department

THE COMPANY:

DTS DIGITAL IMAGES, INC.

By:	/s/ Jon E. Kirchner
Name: Jon E. Kirchner
Title: President and Chief Executive Officer

The obligations of the Company are hereby guaranteed by DTS

DIGITAL THEATER SYSTEMS, INC.

By:	/s/ Jon E. Kirchner
Name: Jon E. Kirchner
Title: President and Chief Executive Officer